AMENDMENT NUMBER 1

to the

Amended and Restated DECLARATION OF TRUST

of

ROCHESTER FUND MUNICIPALS

This Amendment Number 1 is made as of January 22, 2013, to the Amended and Restated Declaration of Trust of Rochester Fund Municipals (the "Trust"), dated June 26, 2009, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Rochester Fund Municipals as a trust under the laws of the Commonwealth of Massachusetts, under a Declaration of Trust dated February 15, 1991, as amended and restated on January 26, 1995 and on June 26, 2009; and

WHEREAS, the Trustees, acting pursuant to Section 4.5 of ARTICLE IV, Sections 6.1 and 6.2 of ARTICLE VI and Sections 11.1 and 11.2 of ARTICLE XI of the Trust’s Amended and Restated Declaration of Trust, desire to make a permitted change to said Amended and Restated Declaration of Trust without shareholder approval, to change the name of the Trust from “Rochester Fund Municipals” to “Oppenheimer Rochester Fund Municipals,” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, the Amended and Restated Declaration of Trust is amended by deleting Section 1 of ARTICLE I in its entirety and replacing it with the following:

Section 1. Name. This Trust shall be known as “Oppenheimer Rochester Fund Municipals” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Acting pursuant to Section 6.2 of ARTICLE VI and Sections 11.1 and 11.2 of ARTICLE XI, the undersigned signs this amendment by and on behalf of the Trustees.

/s/ Lisa I. Bloomberg
Lisa I. Bloomberg, Assistant Secretary

The Declaration of Trust establishing Rochester Fund Municipals, dated February 15, 1991, as amended and restated on January 26, 1995 and June 26, 2009 and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.